Exhibit 99.1
Ingram Micro Reports Strong Q1 2026 Financial Results with Net Sales Up 13.7%, and Double-Digit Growth in Net Income

Fiscal First Quarter 2026:
•Net sales of $14.0 billion, above high end of guidance range and up 13.7% over prior year
•Gross profit of $926.0 million, up 11.7% over prior year
•Net income of $98.9 million and non-GAAP net income(1) of $175.5 million, up year-over-year by 42.9% and 21.7%, respectively, on growth and continued operating efficiency
•Diluted earnings per share (“EPS”) of $0.42 and non-GAAP diluted EPS(1) of $0.75, at high end of guidance range
•Quarterly dividend increased to $0.084 per share – a sequential increase of 2.4% and 10.5% over prior year
•Secondary offering completed in March for 10.3 million shares, accompanied by a repurchase of 3.5 million shares from our majority owner; authorized additional capacity under the share repurchase program to make $100 million available for future use
Fiscal Second Quarter 2026 Outlook:
•Net sales for Q2 2026 expected to be $13.6 billion to $14.0 billion – a year-over-year increase of 6.3% to 9.4%
•Non-GAAP diluted EPS for Q2 2026 expected to be $0.68 to $0.78 – a year-over-year increase of 11.5% to 27.9%

IRVINE, Calif. — (BUSINESS WIRE) — April 30, 2026 — Ingram Micro Holding Corporation (NYSE: INGM) (“Ingram Micro” or the “Company”) today reported 2026 fiscal first quarter results for the period ended March 28, 2026. The Company reported net sales of $14.0 billion, up 13.7% year-over-year, and net income on a GAAP basis of $98.9 million, or $0.42 per share, up 42.9% and 44.8% year-over-year, respectively. Non-GAAP net income of $175.5 million, or $0.75 per share,(1) was up 21.7% and 23.0% versus the same period last year, respectively.

“Our first quarter was yet another strong performance with top line growth of 13.7%, on top of double-digit growth the prior year, and earnings per share at the high end of our guidance range. All four of our regions demonstrated top line growth, three of which were double digits. This was led once again by Asia Pacific reflecting our extensive global reach,” said Paul Bay, Ingram Micro’s Chief Executive Officer. “We have moved from adoption to performance on our XvantageTM platform, with AI-led net sales up more than sixty percent year-over-year in our largest countries. As we continue with our platform deployment and build on our growing portfolio of patents, we remain confident in our ability to further differentiate ourselves as a technology company and further improve our financial model to create long-term value for customers, vendors, and stockholders.”

“We delivered a strong start to fiscal 2026, with double-digit growth in key profitability metrics, driven by disciplined execution, coupled with continued optimization and rigorous expense management,” said Mike Zilis, Ingram Micro’s Chief Financial Officer. “Going forward, we are managing for operating leverage, profitability and return on investment while continuing to invest in our XvantageTM platform and other strategic growth initiatives. We also remain committed to returning capital to stockholders through our increased quarterly dividend and our authorized share repurchase program. In the first quarter, we successfully completed a secondary offering of our stock, which included repurchasing $75 million of stock directly from our majority owner. Today we announced we are expanding the repurchase program to maximize flexibility to further repurchase stock in the future.”

Consolidated Fiscal First Quarter 2026 Results(1)

	Thirteen Weeks Ended March 28, 2026		Thirteen Weeks Ended March 29, 2025		Increase vs. 2025
($ in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$13,962,981		$12,280,843		$1,682,138
Gross profit	926,016	6.63%	828,762	6.75%	97,254
Income from operations	222,915	1.60%	200,864	1.64%	22,051
Net income	98,870	0.71%	69,189	0.56%	29,681
Adjusted Income from Operations	262,330	1.88%	229,283	1.87%	33,047
Adjusted EBITDA	331,197	2.37%	290,791	2.37%	40,406
Non-GAAP Net Income	175,509	1.26%	144,180	1.17%	31,329
EPS:
Basic	$0.42		$0.29
Diluted	$0.42		$0.29
Non-GAAP EPS:
Basic	$0.75		$0.61
Diluted	$0.75		$0.61

Consolidated Fiscal First Quarter 2026 Financial Highlights

•Net sales totaled $14.0 billion, compared to $12.3 billion in the prior fiscal first quarter, representing an increase of 13.7%. The growth was driven by year-over-year increases in net sales across each of our geographic segments. The translation impact of foreign currencies relative to the U.S. dollar had a 4% positive impact on the year-over-year net sales comparison.

•Gross profit grew to $926.0 million, from $828.8 million in the prior fiscal first quarter.

•Gross margin was 6.63%, compared to 6.75% in the prior fiscal first quarter. The year-over-year gross margin trend was driven by a mix shift towards lower-margin AI-infrastructure products, which resulted in an approximate 35 basis point decrease in margins versus the prior year quarter.

•Income from operations was $222.9 million, compared to $200.9 million in the prior fiscal first quarter. Adjusted income from operations was $262.3 million, compared to $229.3 million in the prior fiscal first quarter. The increase in income from operations was driven by the increase in our net sales noted above. Income from operations in the first quarter of 2026 included $9.5 million, or 7 basis points of net sales, of restructuring costs versus $1.9 million, or 2 basis points of net sales, in the prior year quarter.

•Income from operations margin was 1.60%, compared to 1.64% in the prior fiscal first quarter. Adjusted income from operations margin was 1.88% compared to 1.87% in the prior fiscal first quarter. The year-over-year comparisons are reflective of lower gross margin from sales mix factors and higher restructuring costs, both largely offset by improved operating expense leverage as selling, general and administrative (“SG&A”) costs as a percentage of net sales improved by 12 basis points compared to the prior year quarter.

•Adjusted EBITDA was $331.2 million, compared to $290.8 million in the prior fiscal first quarter, representing a 13.9% year-over-year increase.

•Diluted EPS was $0.42, compared to $0.29 in the prior fiscal first quarter. Non-GAAP diluted EPS was $0.75, compared to $0.61 in the prior fiscal first quarter.

•Cash used in operations was $977.9 million, compared to $200.4 million used in the prior fiscal first quarter, and adjusted free cash flow was $(962.3) million, compared to $(159.1) million in the prior fiscal first quarter. This was driven by strategic investment in working capital to support the growth of the business, but also coming off of the relatively low level of net working capital to close fiscal 2025.

Regional Fiscal First Quarter 2026 Financial Highlights

North America

Net sales were $5.0 billion, compared to $4.4 billion in the prior fiscal first quarter. The 12.7% year-over-year increase in North American net sales was primarily driven by an increase in net sales of Advanced Solutions offerings, reflecting growth in networking and server net sales in the United States, which includes strong growth in lower margin, lower cost-to-serve AI-infrastructure product sets. Cloud-based Solutions net sales also grew in the region by 30%, despite a 15% headwind from the third quarter 2025 divestiture of our CloudBlue business. These factors were partially offset by slight declines in net sales of Client and Endpoint Solutions and Other Services.

Income from operations was $82.5 million, compared to $84.4 million in the prior fiscal first quarter.

Income from operations margin was 1.65%, compared to 1.90% in the prior fiscal first quarter. These results for the region were also reflective of lower gross margins due to a mix shift in our Advanced Solutions offerings category towards lower-margin AI-infrastructure products, which contributed a 87 basis point negative impact on the region’s gross margin, but is also low cost-to-serve and working capital efficient. Partially offsetting this was a decline in SG&A expenses, including compensation and headcount expenses, resulting from restructuring initiatives taken in the prior year and continued efficiencies from our XvantageTM platform.

EMEA

Net sales were $3.9 billion, an increase of 14.1% compared to the prior fiscal first quarter. The year-over-year increase in EMEA net sales was primarily a result of growth in Client and Endpoint Solutions, led by strength in notebooks, in addition to growth in Advanced Solutions and Cloud-based Solutions. These factors were partially offset by a decline in Other Services. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 10% on the year-over-year net sales comparison.

Income from operations was $62.3 million, compared to $57.3 million in the prior fiscal first quarter.

Income from operations margin was 1.59%, compared to 1.67% in the prior fiscal first quarter. The year-over-year decrease in income from operations margin was primarily driven by the impact of lower gross margins on larger deals in our Advanced Solutions offerings.

Asia-Pacific

Net sales were $4.1 billion, compared to $3.6 billion in the prior fiscal first quarter. The 13.5% increase in Asia-Pacific net sales was driven by growth in Client and Endpoint Solutions, led by components, notebooks and desktops, as well as growth in Cloud-based Solutions and Other Services. These factors were partially offset by a decline in Advanced Solutions offerings. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 1% on the year-over-year net sales comparison.

Income from operations was $65.3 million, compared to $46.3 million in the prior fiscal first quarter.

Income from operations margin was 1.59%, compared to 1.28% in the prior fiscal first quarter. The year-over-year increase was primarily a result of an increase in gross margin due to higher margins on Client and Endpoint Solutions and Cloud-based Solutions net sales, as well as the favorable impact of a decline in inventory write-offs. The region also benefited from lower compensation and headcount expenses.

Latin America

Net sales were $1.0 billion, compared to $0.8 billion in the prior fiscal first quarter. The 18.6% increase in Latin American net sales was primarily driven by growth in Client and Endpoint Solutions, led by notebooks and desktops, along with growth in net sales of Advanced Solutions and Cloud-based Solutions. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 8% on the year-over-year net sales comparison.

Income from operations was $34.0 million, compared to $23.0 million in the prior fiscal first quarter.

Income from operations margin was 3.57%, compared to 2.86% in the prior fiscal first quarter. The year-over-year increase was primarily a result of an increase in gross margin due to higher margins on net sales of Client and Endpoint Solutions and Cloud-based Solutions, as well as the favorable impact of a decline in inventory write-offs. The region also benefited from improved leverage on operating expenses.

Fiscal Second Quarter 2026 Outlook

The following outlook is forward-looking, based on the Company’s current expectations for the fiscal second quarter 2026, and actual results may differ materially from what is indicated. We provide EPS guidance on a non-GAAP basis because certain information necessary to reconcile such guidance to GAAP is difficult to estimate and dependent on future events outside of our control. See “Use of Non-GAAP Metrics,” below.

	Thirteen Weeks Ended June 27, 2026
($ in millions, except per share data)	Low	High
Net sales	$13,600	$14,000
Gross profit	$905	$950
Non-GAAP Diluted EPS	$0.68	$0.78

Our fiscal second quarter 2026 guidance assumes an effective tax rate of approximately 27% on a non-GAAP basis and 232.7 million diluted shares outstanding.

Dividend Increase and Payment

On April 30, 2026 the Company’s board of directors declared a second quarter cash dividend of $0.084 per share of the Company’s common stock, representing a 2.4% increase from the quarterly dividend of $0.082 per share paid in the first quarter of 2026. The dividend is payable on May 26, 2026, to stockholders of record as of May 12, 2026.

Fiscal First Quarter 2026 Earnings Call Details:

Ingram Micro’s management will host a call to discuss its results on Thursday, April 30, 2026 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

A live webcast of the conference call will be accessible from the Ingram Micro investor relations website at https://ir.ingrammicro.com. The call can also be accessed at 877-407-9781 or 201-689-8796.

A telephonic replay will be available through May 20, 2026, at 877-660-6853 or 201-612-7415. A replay of the webcast will also be available at https://ir.ingrammicro.com.

About Ingram Micro

Ingram Micro (NYSE: INGM) is a leading technology company for the global information technology ecosystem. With the ability to reach nearly 90% of the global population, we play a vital role in the worldwide IT sales channel, bringing products and services from technology manufacturers and cloud providers to a highly diversified base of business-to-business technology experts. Through Ingram Micro Xvantage™, our AI-powered digital platform, we offer what we believe to be the industry’s first comprehensive business-to-consumer-like experience, integrating hardware and cloud subscriptions, personalized recommendations, instant pricing, order tracking, and billing automation. We also provide a broad range of technology services, including financing, specialized marketing, and lifecycle management, as well as technical pre- and post-sales professional support. Learn more at www.ingrammicro.com.

(1) Use of Non-GAAP Financial Measures

In addition to presenting financial results that have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), we have included in this release some or all of the following non-GAAP financial measures—adjusted income from operations, EBITDA, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS—which are financial measures that are not required by, or presented in accordance with GAAP. We believe that these non-GAAP financial measures are useful in evaluating our business and the underlying trends that are affecting our performance. These non-GAAP measures are primary indicators that our management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations, ongoing results, and trends. Our management believes these non-GAAP financial measures are useful as they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently. The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP. See “Schedule A: Reconciliation of Non-GAAP Financial Measures” in the “Supplemental Information” section further below for reconciliations of non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions, but such words are not exclusive means of identifying forward-looking statements in this release. These forward-looking statements are included throughout this release and relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Certain important factors that involve risks and uncertainties and that could cause actual results to differ, possibly materially, from our expectations, beliefs, and projections reflected in such forward-looking statements can be found in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors included within the filings we make with the SEC from time to time and the following: general economic conditions, including the impacts of the ongoing conflicts in the Middle East; our estimates of the size of the markets for our products and services; our ability to identify and integrate acquisitions and technologies into our platform; our plans to continue to expand; our ability to continue to successfully develop and deploy Ingram Micro Xvantage™; our ability to retain and recruit key personnel; the competition our products and services face and our ability to adapt to industry changes and market conditions, including inflation, market volatility, and supply constraints for many categories of technology; current and potential litigation involving us; the global nature of our business, including the various laws and regulations applicable to us now or in the future; the effect of various political, geopolitical, and macroeconomic issues and developments, including changes in tariffs or global trade policies and the related uncertainties associated with such developments, import/export and licensing restrictions, and our ability to comply with laws and regulations we are subject to, both in the United States and internationally; our financing efforts; our relationships with our customers, original equipment manufacturers, and suppliers; our ability to maintain and protect our intellectual property; the performance and security of our services, including information processing and cybersecurity provided by third parties; our ownership structure; our dependence upon Ingram Micro Inc. and its controlled subsidiaries for our results of operations, cash flows, and distributions; and our status as a “controlled company” and the extent to which the interests of Platinum Equity, LLC together with its affiliated investment vehicles (“Platinum”) conflict with our interests or the interests of our stockholders.

Ingram Micro, Xvantage™, and associated logos are trademarks of Ingram Micro Inc. (an indirect subsidiary of Ingram Micro Holding Corporation) or its licensors.

Contact:
Investor Relations:
Willa McManmon
ir@ingrammicro.com
Media:
Lisa Zwick
lisa.zwick@ingrammicro.com

Results of Operations

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value and share data)
(Unaudited)

	March 28, 2026	December 27, 2025
ASSETS
Current assets:
Cash and cash equivalents	$915,987	$1,864,724
Trade accounts receivable (less allowances of $181,106 and $169,165, respectively)	10,879,336	10,546,550
Inventory	5,179,773	4,970,113
Other current assets	948,693	859,252
Total current assets	17,923,789	18,240,639
Property and equipment, net	531,179	531,896
Operating lease right-of-use assets	407,481	403,224
Goodwill	851,397	854,749
Intangible assets, net	685,043	711,809
Other assets	547,154	502,067
Total assets	$20,946,043	$21,244,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,639,638	$11,963,324
Accrued expenses and other	1,106,190	1,163,587
Short-term debt and current maturities of long-term debt	786,520	449,583
Short-term operating lease liabilities	106,375	104,468
Total current liabilities	13,638,723	13,680,962
Long-term debt, less current maturities	2,553,967	2,749,781
Long-term operating lease liabilities, net of current portion	358,307	354,894
Other liabilities	190,926	210,329
Total liabilities	16,741,923	16,995,966
Stockholders’ equity:
Common Stock, par value $0.01, 2,000,000,000 shares authorized at March 28, 2026 and December 27, 2025, and 235,157,769 and 235,073,327 shares issued at March 28, 2026 and December 27, 2025, respectively	2,352	2,351
Additional paid-in capital	2,934,140	2,921,952
Treasury stock, at cost, 3,511,235 and 0 shares as of March 28, 2026 and December 27, 2025, respectively	(75,000)	—
Retained earnings	1,667,205	1,587,330
Accumulated other comprehensive loss	(324,577)	(263,215)
Total stockholders’ equity	4,204,120	4,248,418
Total liabilities and stockholders’ equity	$20,946,043	$21,244,384

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	March 28, 2026	March 29, 2025
Net sales	$13,962,981	$12,280,843
Cost of sales	13,036,965	11,452,081
Gross profit	926,016	828,762
Operating expenses:
Selling, general and administrative	693,641	625,965
Restructuring costs	9,460	1,933
Total operating expenses	703,101	627,898
Income from operations	222,915	200,864
Other (income) expense:
Interest income	(10,245)	(13,818)
Interest expense	70,536	74,889
Net foreign currency exchange (gain) loss	(302)	23,717
Other	22,317	15,673
Total other (income) expense	82,306	100,461
Income before income taxes	140,609	100,403
Provision for income taxes	41,739	31,214
Net income	$98,870	$69,189
Basic earnings per share	$0.42	$0.29
Diluted earnings per share	$0.42	$0.29

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 28, 2026	March 29, 2025
Cash flows from operating activities:
Net income	$98,870	$69,189
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	49,690	48,031
Stock-based compensation	13,202	2,764
Amortization of lease right-of-use asset	33,230	32,437
Deferred income taxes	(18,251)	(18,701)
(Gain) loss on foreign exchange	(9,261)	21,650
Other	11,245	7,528
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(439,519)	594,783
Inventory	(255,762)	(270,403)
Other assets	(120,037)	(105,537)
Accounts payable	(240,505)	(385,519)
Change in book overdrafts	(12,405)	(118,076)
Operating lease liabilities	(30,421)	(30,282)
Accrued expenses and other	(57,953)	(48,294)
Cash used in operating activities	(977,877)	(200,430)
Cash flows from investing activities:
Capital expenditures	(36,303)	(29,737)
Proceeds from deferred purchase price of factored receivables	51,834	71,031
Issuance of notes receivable	(12,375)	(5,958)
Proceeds from notes receivable	10,179	10,995
Other	10,903	11,960
Cash provided by investing activities	24,238	58,291
Cash flows from financing activities:
Dividends paid to stockholders	(18,995)	(17,377)
Change in unremitted cash collections from servicing factored receivables	(2,674)	3,484
Repurchase of common stock	(75,000)	—
Repayment of Term Loans	(200,000)	(125,000)
Gross proceeds from other debt	20,885	17,228
Gross repayments of other debt	(15,233)	(15,854)
Net proceeds from revolving and other credit facilities	338,696	235,374
Other	(5,221)	(1,096)
Cash provided by financing activities	42,458	96,759
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13,606)	8,616
Decrease in cash, cash equivalents and restricted cash	(924,787)	(36,764)
Cash, cash equivalents and restricted cash at beginning of period	1,864,724	918,401
Cash, cash equivalents and restricted cash at end of period	$939,937	$881,637
Supplemental disclosure of non-cash investing information:
Amounts obtained as a beneficial interest in exchange for transferring trade receivables in factoring arrangements	$45,223	$64,041

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted income from operations, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS, which are defined as follows:

•Adjusted Income from Operations means income from operations plus (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, and (iii) integration and transition costs.

•We define adjusted EBITDA as EBITDA (calculated as net income before net interest expense, income taxes, depreciation and amortization expenses) adjusted to give effect to (i) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (ii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iii) costs of integration, transition, and operational improvement initiatives, which includes development and implementation activities associated with the Company’s digital experience platform XvantageTM and a broader transformation program focused on optimizing and modernizing the Company’s operating systems, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (iv) cash-based compensation expense associated with our cash -based long-term incentive program for certain employees in lieu of equity-based compensation prior to our initial public offering in October 2024 (the “IPO”), (v) stock-based compensation expense for restricted stock units issued in connection with our IPO, and (vi) certain other items as defined in our credit agreements.

•ROIC is defined as net income divided by the invested capital for the period. Invested capital is equal to stockholders’ equity plus long-term debt plus short-term debt and the current maturities of long-term debt less cash and cash equivalents at the end of each period.

•Adjusted ROIC is defined as adjusted net income divided by the invested capital for the period. Adjusted net income for a particular period is defined as net income plus (i) other income/expense, (ii) amortization of intangibles, (iii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iv) integration and transition costs, plus (v) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii) and (iv), plus (vi) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items.

•We define non-GAAP net income as net income adjusted to give effect to (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iv) costs of integration, transition, and operational improvement initiatives, which includes development and implementation activities associated with the Company’s digital experience platform XvantageTM and a broader transformation program focused on optimizing and modernizing the Company’s operating systems, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (v) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to our IPO, (vi) stock-based compensation expense for restricted stock units issued in connection with our IPO, (vii) certain other items as defined in our credit agreements, (viii) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv), (v), (vi) and (vii), and (ix) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items. This metric differs from adjusted net income, which is a component of adjusted ROIC as described above.

•We define adjusted free cash flow as net income adjusted to give effect to (i) depreciation and amortization, (ii) other non-cash items and changes to non-working capital assets/liabilities, (iii) changes in working capital, (iv) proceeds from the deferred purchase price of factored receivables, and (v) capital expenditures.

•We define non-GAAP basic EPS as non-GAAP net income divided by the weighted-average shares outstanding during the period presented. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the weighted-average shares outstanding during the period presented, inclusive of the dilutive effect of participating securities.

The following is a reconciliation of income from operations to adjusted income from operations:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Income from operations	$222,915	$200,864
Amortization of intangibles	21,684	21,430
Restructuring costs	9,460	1,933
Integration and transition costs	8,271	5,056
Adjusted Income from Operations	$262,330	$229,283

The following is a reconciliation of net income to adjusted EBITDA:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Net income	$98,870	$69,189
Interest income	(10,245)	(13,818)
Interest expense	70,536	74,889
Provision for income taxes	41,739	31,214
Depreciation and amortization	49,690	48,031
EBITDA	$250,590	$209,505
Restructuring costs	9,460	1,933
Net foreign currency exchange (gain) loss	(302)	23,717
Integration, transition and operational improvement costs	38,707	34,083
Cash-based compensation expense	169	4,493
Stock-based compensation expense	13,202	2,764
Other	19,371	14,296
Adjusted EBITDA	$331,197	$290,791

The following is a reconciliation of net income to ROIC:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Net income	$98,870	$69,189

Stockholders' equity	4,204,120	3,862,703
Long-term debt	2,553,967	3,031,637
Short-term debt and current maturities of long-term debt	786,520	453,124
Cash and cash equivalents	(915,987)	(881,637)
Invested capital	$6,628,620	$6,465,827

Return on Invested Capital	6.0%	4.3%

Period in weeks for non-52 week periods	13	13
Number of weeks	52	52

The following is a reconciliation of net income to adjusted ROIC:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Net income	$98,870	$69,189
Pre-tax adjustments:
Other (income) expense	82,306	100,461
Amortization of intangibles	21,684	21,430
Restructuring costs	9,460	1,933
Integration and transition costs	8,271	5,056
Tax adjustments:
Tax impact of pre-tax adjustments (a)	(31,366)	(33,093)
Other discrete items	(348)	107
Adjusted net income	$188,877	$165,083

Stockholders' equity	4,204,120	3,862,703
Long-term debt	2,553,967	3,031,637
Short-term debt and current maturities of long-term debt	786,520	453,124
Cash and cash equivalents	(915,987)	(881,637)
Invested Capital	$6,628,620	$6,465,827

Number of Days	91	91
Adjusted Return on Invested Capital	11.4%	10.2%
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at adjusted net income.

The following is a reconciliation of net income to non-GAAP net income:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Net income	$98,870	$69,189
Pre-tax adjustments:
Amortization of intangibles	21,684	21,430
Restructuring costs	9,460	1,933
Net foreign currency exchange (gain) loss	(302)	23,717
Integration, transition and operational improvement costs	38,707	34,083
Cash-based compensation expense	169	4,493
Stock-based compensation expense	13,202	2,764
Other items	16,480	12,325
Tax Adjustments:
Tax impact of pre-tax adjustments (a)	(22,413)	(25,861)
Other miscellaneous tax adjustments	(348)	107
Non-GAAP Net Income	$175,509	$144,180
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at non-GAAP net income.

The following is a reconciliation of net income to adjusted free cash flow:

($ in thousands)	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Net Income	$98,870	$69,189
Depreciation and amortization	49,690	48,031
Other non-cash items and changes to non-working capital assets/liabilities	(178,246)	(138,435)
Changes in working capital	(948,191)	(179,215)
Cash used in operating activities	$(977,877)	$(200,430)
Capital expenditures	(36,303)	(29,737)
Proceeds from deferred purchase price of factored receivables	51,834	71,031
Adjusted free cash flow	$(962,346)	$(159,136)

The following is a reconciliation of basic and diluted GAAP EPS to basic and diluted non-GAAP EPS:

	Thirteen Weeks Ended March 28, 2026	Thirteen Weeks Ended March 29, 2025
Basic and Diluted EPS - GAAP (a)	$0.42	$0.29
Amortization of intangibles	0.09	0.09
Restructuring costs	0.04	0.01
Net foreign currency exchange (gain) loss	0.00	0.10
Integration, transition and operational improvement costs	0.16	0.15
Cash-based compensation expense	0.00	0.02
Stock-based compensation expense	0.06	0.01
Other items	0.08	0.05
Tax Adjustments:
Tax impact of pre-tax adjustments	(0.10)	(0.11)
Other miscellaneous tax adjustments	0.00	0.00
Non-GAAP Basic and Diluted EPS (a)	$0.75	$0.61
(a) GAAP and non-GAAP diluted EPS for the Thirteen Weeks Ended March 28, 2026 and Thirteen Weeks Ended March 29, 2025 includes 492,003 and 115,177, respectively, of outstanding restricted stock units that are dilutive.

Our release contains forward-looking estimates of non-GAAP diluted EPS for the fiscal second quarter 2026. We provide this non-GAAP measure to investors on a prospective basis for the same reasons (set forth above) that we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of fiscal second quarter 2026 GAAP diluted EPS to a forward-looking estimate of fiscal second quarter 2026 non-GAAP diluted EPS because certain information needed to make a reasonable forward-looking estimate of GAAP diluted EPS for fiscal second quarter 2026 is unreasonably difficult to predict and estimate and is often dependent on future events that may be uncertain or outside of our control, such as unanticipated non-recurring items not reflective of ongoing operations. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on our future financial results. Our forward-looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.